UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
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Sterling Construction Company, Inc.
(Name of Registrant as Specified In Its Charter)

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STERLING CONSTRUCTION COMPANY, INC.
20810 Fernbush Lane
Houston, Texas 77073
(281) 821-9091
NOTICE OF THE 2006 ANNUAL MEETING OF STOCKHOLDERS
Notice is hereby given that the Annual Meeting of Stockholders of Sterling Construction Company, Inc., a Delaware corporation, will be held as follows:

Date:	May 10, 2006

Place:	The offices of Sterling Construction Company, Inc. 20810 Fernbush Lane Houston, Texas 77073

Time:	2:00 p.m., local time

Purposes:	To elect three Class II directors, each to serve for a term of three years and until his successor is duly elected and qualified.

To consider the approval of an amendment of the Company’s 2001 Stock Incentive Plan to increase the number of shares of common stock that may be issued under that plan from 500,000 shares to 1,000,000 shares.

To consider the ratification of the selection of Grant Thornton LLP as the Company’s Independent Auditors for 2006.

To transact any other business that may properly come before the meeting.
The stockholders of record at the close of business on March 13, 2006 are entitled to notice of the meeting and to vote at the meeting or any adjournment of it.

By Order of the Board of Directors
April 7, 2006	Roger M. Barzun, Secretary
You are urged to complete, sign and date the enclosed proxy and to return it in the envelope provided.
The execution of a proxy will not affect a record holder’s right to vote in person if present at the meeting.

STERLING CONSTRUCTION COMPANY, INC.
2006 Proxy Statement

STERLING CONSTRUCTION COMPANY, INC.
20810 Fernbush Lane
Houston, Texas 77073
(281) 821-9091
2006 PROXY STATEMENT
GENERAL INFORMATION
This Proxy Statement and the enclosed Annual Report on Form 10-K are being sent to stockholders on or about April 10, 2006
In this Proxy Statement, Sterling Construction Company, Inc. is referred to as the Company, and the Board of Directors of the Company is referred to as the Board. This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by the Board for the Annual Meeting of Stockholders, which will be held on May 10, 2006 at 2:00 p.m. local time at the Company’s offices at 20810 Fernbush Lane, Houston, Texas.
The Record Date. The Company established March 13, 2006 as the date, the Record Date, for the determination of those stockholders of record who are entitled both to notice of the Annual Meeting and to vote at the Annual Meeting. On that date there were 10,495,608 shares of the Company’s common stock outstanding.
Voting and Proxy Holders. There are two ways that as a record holder you may vote shares. You may come to the Annual Meeting and vote in person, or you may appoint someone to vote your shares for you by giving that person a proxy. In this Proxy Statement you are being asked to appoint each of Patrick T. Manning, Joseph P. Harper, Sr. and Karen A. Stempinski as your proxy holder to vote your shares at the Annual Meeting or at any adjournment of the meeting.
Voting of Proxies. Your proxy will be voted as you direct if it is properly signed, if it is returned to the Company before the Annual Meeting and if it is not revoked by you before the voting. If no choice is specified on your proxy, it will be voted —
FOR the election of the nominees for director listed on the proxy;
FOR the approval of the amendment of the Company’s 2001 Stock Incentive Plan; and
FOR the ratification of the selection of the Company’s Independent Auditors.
The Board does not know of any proposal that will be presented for consideration at the Annual Meeting other than the election of directors, the amendment of the 2001 Stock Incentive Plan and the ratification of the selection of the Company’s Independent Auditors. However, if any other business should come before the meeting, it is the intention of the persons named in the enclosed proxy to vote or otherwise act in accordance with their best judgment.
Revocation of a Proxy. You may revoke a proxy already given in any one of the following ways:
•	By delivering to the Secretary of the Company at the Company’s address set forth above a written statement to that effect;

•	By submitting a later dated proxy; or

•	By notifying the chairman of the Annual Meeting that you wish to vote in person and to thereby revoke your proxy.
Quorum, Vote Required and Method of Counting.
Quorum for the Meeting. A quorum must be present in order to hold the Annual Meeting. A quorum consists of the holders of a majority of the shares of common stock issued and outstanding on the Record Date. Holders of shares of common stock who are either present in person or are represented at the meeting by proxy (including holders of shares who abstain or do not vote on one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether there is a quorum at the meeting.
Vote Required. Each share of common stock entitles the record holder to one vote on each of the matters to be voted on at the Annual Meeting. In the election of directors (Proposal 1) the director nominees with the most votes will be elected. The approval of the amendment of the 2001 Stock Incentive Plan (Proposal 2) requires the affirmative vote by the holders of a majority of the shares who are present at the meting in person or represented at the meeting by proxy and who are voting on the proposal. As to the vote on Proposal 3 see Ratification of the Selection of Independent Auditors (Proposal 3), below.

Method of Counting. Neither the shares of holders who abstain from voting on a particular proposal, nor the shares held in “street” name by brokers or by nominees who indicate on their proxies that they do not have the discretionary authority to vote those shares on a particular matter, known as broker non-votes, will be counted as votes in favor of a proposal. They will also not be counted as votes cast or shares voting on the matter. As a result, abstentions and broker non-votes will have no effect in the voting on any of the proposals described in this Proxy Statement.
Solicitation of Proxies. The expense of preparing, printing and mailing this Proxy Statement and the enclosed form of proxy and any other solicitation materials will be paid by the Company. In addition to the use of the mails, proxies may be solicited by directors, officers and employees of the Company using personal interviews, telephone calls, facsimiles or e-mail. The Company will also request banks, brokerage houses and other custodians, nominees and fiduciaries to solicit their customers who are beneficial owners of common stock and to forward the solicitation materials to those beneficial owners. The Company will reimburse them for their reasonable out-of-pocket expenses incurred in doing so.
The Annual Report. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, which has been filed with the Securities and Exchange Commission (SEC), contains financial statements and other information of interest to stockholders. A copy of that Annual Report is enclosed with this Proxy Statement.
ELECTION OF DIRECTORS (Proposal 1)
The Composition of the Board. The by-laws of the Company permit the Board to determine from time to time the number of directors who make up the full Board. The size of the Board is currently set at eight directors. Under the Company’s Certificate of Incorporation, directors are divided into three classes with as nearly an equal number of directors in each class as possible. The term of each class is three years, and the terms are staggered so that at each Annual Meeting of Stockholders one class of directors must be elected. A director holds office until the expiration of his or her term and until a successor is elected and qualified unless the director dies, resigns or is removed from the Board.
The Nominees and Continuing Directors.
The following table lists the nominees for director and the directors whose terms continue after the Annual Meeting. Each of the nominees has indicated his willingness to serve if elected, however, if any nominee should be unable to serve, the proxy holder may vote the proxy for a substitute nominee. The Board has no reason to believe that any of the nominees will be unable to serve. The enclosed proxy cannot be voted by the proxy holder for more persons than the number of nominees named in this Proxy Statement.

Nominees	Current Position	Age	Class	Director Since	Term Expires
John D. Abernathy	Director	68	II	1994	2006
Robert W. Frickel	Director	62	II	2001	2006
Milton L. Scott	Director	49	II	2005	2006

Continuing Directors
Maarten D. Hemsley	Chief Financial Officer, Director	56	III	1998	2007
Christopher H. B. Mills	Director	53	III	2001	2007
Patrick T. Manning	Chairman of the Board & Chief	60	I	2001	2008
	Executive Officer
Joseph P. Harper, Sr.	President & Chief Operating	60	I	2001	2008
	Officer, Director
David R. A. Steadman	Director	68	I	2005	2008
Information about the number of shares of common stock of the Company owned by the nominees and the continuing directors can be found under the heading Stock Ownership Information, below.
Background of Nominees.
John D. Abernathy. Mr. Abernathy was Chief Operating Officer of Patton Boggs LLP, a Washington D.C. law firm, from January 1995 through May 2004, when he retired. He is a director, Chairman of the Audit Committee and Lead Director of Par Pharmaceutical Companies, Inc., a publicly-traded drug manufacturer, and a director and Chairman of the Audit Committee of Neuro-Hightech Pharmaceutical, Inc., a publicly-traded development stage drug company. Mr. Abernathy is a certified public accountant. In December 2005, Mr. Abernathy was elected Lead Director by the independent members of the Company’s Board of Directors.

Robert W. Frickel. Mr. Frickel is the founder and President of R.W. Frickel Company, P.C., a public accounting firm that provides audit, tax and consulting services primarily to companies in the construction industry. Prior to the founding of the R.W. Frickel Company in 1974, he was employed by Ernst & Ernst. Mr. Frickel is a certified public accountant.
Milton L. Scott . Mr. Scott is currently a consultant to Complete Energy Holdings, LLC, a company of which he was Managing Director until January, 2006 and which he co-founded in January, 2004 to acquire, own and operate power generation assets in the United States. From March 2003 to January 2004, Mr. Scott was a Managing Director of The StoneCap Group, an entity formed to acquire, own and operate power generation assets. From October 1999 to November 2002, Mr. Scott served as Executive Vice President and Chief Administrative Officer at Dynegy Inc., a public company that was a market leader in power distribution, marketing and trading of gas, power and other commodities, midstream services and electric distribution. From July 1977 to October 1999, Mr. Scott was with the Houston office of Arthur Andersen LLP, a public accounting firm, where he served as partner in charge of the Southwest Region Technology and Communications practice. Mr. Scott is currently the Lead Director and chairman of the audit committee of W-H Energy Services, Inc., a NYSE listed company that is in the oilfield services industry.
Background of Continuing Directors.
Maarten D. Hemsley. Mr. Hemsley has been an employee in various capacities and/or a director of the Company and its predecessors since 1988. Mr. Hemsley served as President, Chief Operating Officer and Chief Financial Officer until July 2001, and currently serves as Chief Financial Officer. From January 2001 to May 2002, Mr. Hemsley was also a consultant to, and thereafter has been an employee of, JO Hambro Capital Management Group Limited, or JOHCMG, an investment management company based in the United Kingdom, serving since 2001 as Fund Manager of Leisure & Media Venture Capital Trust, plc, and since February 2005, as Senior Fund Manager of its Trident Private Equity II investment fund. Mr. Hemsley is a director of Tech/Ops Sevcon, Inc., a public company that manufactures electronic controls for electric vehicles, and of a number of privately-held companies in the United Kingdom. Mr. Hemsley is a Fellow of the Institute of Chartered Accountants in England and Wales.
Christopher H. B. Mills. Mr. Mills is a director of JOHCMG. Prior to founding JOHCMG in 1993, Mr. Mills was employed by Montagu Investment Management and its successor company, Invesco MIM, as an investment manager and director, from 1975 to 1993. He is the Chief Executive of North Atlantic Smaller Companies Investment Trust plc, the holder currently of 8.29% of the Company’s common stock, and of American Opportunity Trust plc. Mr. Mills also serves as a director of Nationwide Accident Repair Services, PLC, a U.K. public company that repairs motor vehicles, Izodia PLC, a U.K. public company that is an e-commerce software publisher, W-H Energy Services, Inc., a public company that is in the oilfield services industry and Lesco, Inc., a U.S. public company that manufactures and sells fertilizer and lawn products.
Patrick T. Manning. Mr. Manning joined the predecessor of Texas Sterling Construction, L.P., our construction subsidiary, which along with its predecessors we refer to as TSC, in 1971 and led its move from Detroit, Michigan into the Houston market in 1978. He has been TSC’s President and Chief Executive Officer since 1998 and the Company’s Chairman of the Board of Directors and Chief Executive Officer since July 2001. Mr. Manning has served on a variety of construction industry committees, including the Gulf Coast Trenchless Association and the Houston Contractors’ Association, where he served as a member of the board of directors and as President from 1987 to 1993. He attended Michigan State University from 1969 to 1972.
Joseph P. Harper, Sr. Mr. Harper has been employed by TSC since 1972. He was Chief Financial Officer of TSC for approximately 25 years until August 2004, when he became Treasurer. In addition to his financial responsibilities, Mr. Harper has performed both estimating and project management functions. Mr. Harper has been a director and the Company’s President & Chief Operating Officer since July 2001. Mr. Harper is a certified public accountant.
David R. A. Steadman. Mr. Steadman is President of Atlantic Management Associates, Inc., a management services and investment group. An engineer by profession, he served as Vice President of the Raytheon Company from 1980 until 1987, where he was responsible for commercial telecommunications and data systems businesses in addition to setting up a corporate venture capital portfolio. Subsequent to that and until 1989, Mr. Steadman was Chairman and Chief Executive Officer of GCA Corporation, a manufacturer of semiconductor production equipment. Until April 1, 2006, Mr. Steadman served as Chairman of VISaer, Inc., a provider of software used in the maintenance, repair and overhaul of aircraft; and currently serves as Chairman of Brookwood Companies Incorporated, a major textile converter, dyer and finisher; and as a director of Mathsoft Engineering and Education, Inc., a provider of calculation management software solutions, all privately held companies. Mr. Steadman also serves on the board of directors of two public companies, Aavid Thermal Technologies, Inc., a provider of thermal management solutions for the electronics industry, and as Chairman of Tech/Ops Sevcon, Inc. Mr. Steadman is a Visiting Lecturer in Business Administration at the Darden School of the University of Virginia.
AMENDMENT OF THE 2001 STOCK INCENTIVE PLAN (Proposal 2)
On March 17, 2006, the Board terminated the Company’s 1998 Stock Incentive Plan with respect to any future grants or awards under the plan. The Company’s two 1994 stock option plans expired by their terms in 2004. As a result, the only stock incentive plan remaining for future grants and awards is the Company’s 2001 Stock Incentive Plan, which at March 17, 2006, had only 24,880 shares of common stock available for future stock awards.
Accordingly, on March 17, 2006, the Board also adopted an amendment to the 2001 Plan, subject to stockholder approval, that authorizes the issuance of an additional 500,000 shares of common stock for grants and awards under the 2001 Plan. At that date, participants in the 2001 Plan consisted of four independent directors of the Company, five officers of the Company and 50 employees of the Company and its subsidiaries who are neither directors nor officers of the Company.
Under the employment agreements of Messrs. Manning, Harper, Hemsley and of certain officers of the Company’s Sterling General, Inc. subsidiary, the Company is obligated to make stock option grants in July 2006 covering a total of 62,800 shares of common stock. See the information under the heading New Plan Benefits Table, below. The amendment of the 2001 Plan will therefore permit the Company to make the required grants under outstanding employment agreements and to that extent, those persons have an interest in the outcome of the vote on this amendment. The amendment will also enable the Company to make awards in the future to assist in attracting and retaining other personnel who have or are expected to contribute to the growth and development of the Company.
The Board recommends a vote FOR the approval of the amendment.
Summary of the 2001 Stock Incentive Plan.
The following is a summary of the material features of the Plan, modified to reflect the proposed amendment to increase the number of shares issuable under the Plan. The summary is qualified in its entirety by the full text of the Plan, a copy of which is available for review at the principal executive offices of the Company and will be furnished to any stockholder without charge upon written request to Karen A. Stempinski, Treasurer, at 20810 Fernbush Lane, Houston, Texas 77073.
The 2001 Stock Incentive Plan was adopted by the Board on July 23, 2001 and was approved by stockholders on October 16, 2001. The purpose of the Plan is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing those persons with opportunities for equity ownership and performance-based incentives and thereby to better align the interests of those persons with those of the Company’s stockholders. All of the Company’s employees, officers, directors, consultants and advisors are eligible to be granted stock options, restricted stock, or other stock-based awards under the Plan. The Company has eight directors and five officers, of whom three are also directors and employees of the Company. The Company together with its subsidiaries has approximately 800 employees.
Stock options may be granted at an exercise price which may be less than, equal to or greater than the fair market value of the common stock on the date of grant. Under present law, however, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of the Company). Options granted under the Plan typically will vest over time and can be exercised no more than 10 years after the date of the grant. Annual option grants to independent directors as part of their standard compensation are exercisable in full on the date of grant. See Board Operations — Compensation of Directors, below.
Restricted stock awards entitle recipients to acquire shares of common stock subject to the right of the Company to repurchase all or part of the shares from the recipient in the event that the conditions specified in the award are not satisfied prior to the end of the restriction period established for the award. Under the Plan, the Board has the right to grant other awards based upon the common stock having the terms and conditions that the Board determines, including the grant of shares based upon certain conditions, the grant of securities convertible into common stock and the grant of stock appreciation rights. To date, the Company has only granted stock options and only at the market price on the date of grant.
The Plan (as amended) provides for the issuance pursuant to the grant of awards of a maximum of 1,000,000 shares of common stock subject to adjustment in the case of stock splits or stock combinations. In order to comply with

Section 162(m) of the Code, the maximum number of shares with respect to which options may be granted in any calendar year to any one employee under the Plan is 350,000.
The Plan is administered by the Board, which has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Plan and to interpret its provisions. The Board has delegated that authority to the Compensation Committee as well as the authority to grant awards under the Plan. No consideration is payable to the Company for the grant of a stock option.
The Board may also amend, suspend or terminate the Plan or any part of it at any time as long as no amendment is made without stockholder approval if approval is necessary to comply with any applicable tax or regulatory requirements. Amendments become effective when adopted by the Board, as long as any required stockholder approval has been obtained.
On March 15, 2006, the closing price of the Company’s common stock on The Nasdaq National Market was $20.35 per share.
Federal Income Tax Information. Set forth below is a general summary of the federal income tax consequences to the Company and to recipients of awards under the Plan. The following summary is not intended to be exhaustive, does not address certain special federal tax provisions, and does not address state, municipal or foreign tax laws.
Tax Treatment of Non-Statutory Stock Options. Under Section 83 of the Code, persons granted options, or optionees, realize no taxable income when a non-statutory stock option is granted. Instead, the difference between the fair market value of the stock and the option price paid on exercise is taxed as ordinary compensation income as of the date of exercise if the stock is not subject at that time to a “substantial risk of forfeiture,” as defined in Section 83.
The Company receives no tax deduction on the grant of a non-statutory stock option, but is entitled to a tax deduction when the optionee recognizes taxable income on or after exercise of the option in the same amount as the income recognized by the optionee.
Tax Treatment of Incentive Stock Options. Under Section 422 of the Code, an optionee incurs no federal income tax liability on either the grant or exercise of an incentive stock option. If the stock is held for at least one year after the date of exercise of the option and at least two years after its date of grant, any gain realized on the subsequent sale of the stock will be taxed as long-term capital gain. If the stock is disposed of within a shorter period, the optionee will be taxed, with respect to the gain realized, as if he or she had then received ordinary compensation income in an amount equal to the difference between the fair market value of the stock on the date of exercise of the option and its fair market value on the date on which the option was granted. The balance of the gain realized will be taxed as capital gain, long-term or short-term depending on the holding period since the date of exercise.
The Company receives no tax deduction on the grant or exercise of an incentive stock option, but is entitled to a tax deduction if the optionee recognizes ordinary compensation income on account of a premature disposition of an incentive stock option stock in the same amount and at the same time as the optionee recognizes income.
Tax Treatment of Stock Awards. Generally, an employee who receives an award of stock will recognize taxable income at the time the stock is received and, generally, an employee who receives an award of stock subject to one or more restrictions will not recognize taxable income at the time the stock is received, but will recognize ordinary compensation income when restrictions lapse in an amount equal to the excess of the aggregate fair market value, as of the date the restrictions lapse, over the amount, if any, paid by the employee for the restricted stock. Alternatively, an employee receiving restricted stock may elect, in accordance with Section 83(b) of the Code, to be taxed on the excess of the fair market value of the shares of restricted stock at the time of grant over the amount, if any, paid by the employee, notwithstanding the existence of restrictions on the stock. All those taxable amounts are deductible by the Company at the time and in the amount of the ordinary compensation income recognized by the employee. The full amount of dividends or other distributions of property made on the restricted stock prior to the lapse of the restrictions will constitute ordinary compensation income to the employee, and the Company will be entitled to a deduction at the same time and in the same amount.

New Plan Benefits. The following table sets forth the currently determinable benefits that will be received under the Plan as amended by the named individuals and groups.
New Plan Benefits Table
2001 Stock Incentive Plan

Name and Position	Number of Shares (1)
Patrick T. Manning	10,000	(2)
Chairman & Chief Executive Officer, director

Joseph P. Harper, Sr.	10,000	(2)
President & Chief Operating Officer, director

Maarten D. Hemsley	2,800	(2)
Chief Financial Officer, director

Executive Group	22,800	(3)

Non-Executive Director Group	-0-

Non-Executive Officer Group	40,000	(2)

(1)	All options will have an exercise price that is equal to the market value of a share of common stock on the date of grant.

(2)	These shares will be subject to options to be granted in July 2006 pursuant to outstanding employment agreements. They will be incentive stock options to the extent permitted by applicable tax laws, will expire five years from the date of grant, and will become exercisable in full on July 18, 2007.

(3)	These shares consist of the 22,800 shares that will be subject to the options to be granted in July 2006 pursuant to outstanding employment agreements to the three executive officers named above.
RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS (Proposal 3)
The Audit Committee has selected Grant Thornton LLP as the Company’s independent auditors to perform the audit of the Company’s financial statements for 2006. Grant Thornton was also the Company’s independent auditors for the year ended December 31, 2005. Grant Thornton is a registered public accounting firm.
Stockholders are being asked to approve the selection of Grant Thornton although ratification is not required by the Company’s by-laws or otherwise. The Board is submitting the selection of Grant Thornton for ratification as a matter of good corporate practice. Whether the selection is ratified or not, the Audit Committee in its discretion may select a registered public accounting firm at any time during the year if it determines that to do so would be in the best interests of the Company and its stockholders. See also Independent Auditor Information, below.
BOARD OPERATIONS
Communicating with the Board. Interested persons wishing to communicate with the non-employee directors about their concerns or questions about the Company or on other matters may do so by U.S. Mail addressed to The Non-Employee Directors, c/o The Secretary, Sterling Construction Company, Inc., 20810 Fernbush Lane, Houston, TX 77073. These communications will be given to the non-employee directors as received unless they are voluminous, in which case they will be summarized by the Secretary of the Company and the summary will be furnished instead.
Nomination of Directors. In August 2005 the Board established a Corporate Governance & Nominating Committee with responsibilities, among others, to identify and nominate qualified candidates for election to the Board. The Committee has nominated Messrs. Abernathy, Frickel and Scott as Class II directors, the term of which expires at the Annual Meeting, for re-election to the Board. The term of Class III directors expires at the Annual Meeting of Stockholders in 2007, and the term of Class I directors expires at the Annual Meeting of Stockholders in 2008.
Mr. Abernathy is Chairman of the Audit Committee; one of the two Audit Committee Financial Experts; Lead Director of the independent directors; and a member of both the Compensation Committee and the Corporate Governance & Nominating Committee. Mr. Frickel is Chairman of the Compensation Committee. Mr. Scott is a member of the Audit Committee; the other Audit Committee Financial Expert; and a member of the Corporate Governance & Nominating Committee. Information about the background of the nominees for election to the Board is set forth above under the heading Election of Directors (Proposal 2) — Background of Nominees.

The Corporate Governance & Nominating Committee seeks to achieve a Board that is composed of individuals who have experience relevant to the needs of the Company and who have a high level of professional and personal ethics. Candidates should also be committed to enhancing stockholder value and should have sufficient time to carry out the duties of a director and member of one or more Board committees. The Committee has not specified any minimum qualifications as such for serving on the Board; however the Committee seeks candidates with business experience in the Company’s industry and/or with engineering, financial reporting, corporate governance, senior management or other skills and experience that can be expected to contribute to an effective Board.
The Committee uses a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the Committee through current members of the Board, Company employees, professional search firms, stockholders and other persons, but in any event, the Committee requires and checks multiple references before nominating a candidate for election to the Board.
The Committee has not established a policy regarding the consideration of director candidates recommended by stockholders primarily because no recommendations of that kind have been received by the Company for more than the last ten years. If a stockholder wishes to recommend a person as a director candidate, the stockholder may follow the procedure for communicating with non-employee directors described in this section above under the heading Communicating with the Board. Recommendations or nominations for the 2007 Annual Meeting of Stockholders must be received by the date set forth below under the heading Submission of Stockholder Proposals.
Director Independence. Five of the eight directors serving on the Board are independent as defined by The Nasdaq Stock Market’s rules, and the standing committees of the Board are made up solely of independent directors. To be considered “independent” a director must also be determined by the Board to not have a material relationship with the Company that would interfere with the exercise of independent judgment, and the Board has made that determination as to each of the Company’s current independent directors.
Attendance at Meetings in 2005. The Board held twelve meetings during 2005. Mr. Mills did not attend four of those meetings or one of the meetings of the Audit Committee on which he served until May 2005. Each of the other directors attended more than 75% of the meetings of the Board while he was a director, as well as all meetings of committees of the Board on which he served. Three directors attended last year’s Annual Meeting of Stockholders. The Company has adopted a policy to schedule the Annual Meeting of Stockholders to coincide with a regular Board meeting so that all directors can attend the Annual Meeting without the Company incurring extra travel and related expenses.
Committees of the Board. The Board has three standing committees, the Audit Committee, the Compensation Committee and the Corporate Governance & Nominating Committee.
The Audit Committee. The members of the Audit Committee are John D. Abernathy, Chairman, Milton L. Scott and David R. A. Steadman. The Board has determined that Messrs. Abernathy and Scott, whose backgrounds are described above under the heading Election of Directors (Proposal 1) — Background of Nominees, are the two Audit Committee Financial Experts based on the definition of that term contained in applicable regulations. During 2005, Mr. Mills was a member of the Audit Committee until May 19, 2005 and Robert M. Davies, a former director, was a member of the Audit Committee until December 23, 2005, when he resigned as a director. The Audit Committee meets at least quarterly and held five meetings in 2005. The Board adopted an Audit Committee Charter on February 12, 2004, which is posted on the Company’s website at www.sterlingconstructionco.com. A copy of that charter was attached as an appendix to the Company’s proxy statement sent to stockholders on April 7, 2005 in connection with the 2005 Annual Meeting of Stockholders.
The Audit Committee assists the Board in fulfilling its responsibility to oversee the Company’s accounting and financial reporting processes and the audits of the financial statements. In particular, the Audit Committee has the responsibility to —
•	review financial reports and other financial information, internal accounting and financial controls, controls and procedures relating to public disclosure of information, and the audit of the Company’s financial statements by the independent auditors;

•	appoint independent auditors, approve their compensation, supervise their work, oversee their independence and evaluate their qualifications and performance;

•	review with management and the independent auditors the audited and interim financial statements that are included in filings with the SEC;

•	review the quality of the Company’s accounting policies;

•	review with management major financial risk exposures;

•	review all proposed “related party transactions” in which the amount involved exceeds $50,000, which are subject to the prior written approval of the committee; and

•	provide for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
Audit Committee Report.
The Audit Committee is responsible for providing oversight of the Company’s financial management, its independent auditors, and the financial reporting controls and accounting policies and procedures of the Company. The Company’s management is responsible for preparing the Company’s financial statements and systems of internal controls, and the independent auditors are responsible for auditing those financial statements and expressing its opinion as to whether they present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles.
In fulfillment of its responsibilities, the Audit Committee has reviewed and met and discussed with management and the independent auditors the Company’s audited consolidated financial statements. The Audit Committee has discussed with the Company’s independent auditors the matters required to be discussed by Statement on Accounting Standards No. 61 Communication with Audit Committees. In addition, the Audit Committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees and discussed with them their independence from the Company and its management.
In reliance on the reviews and discussions described above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.
Submitted by the members of the Audit Committee on April 7, 2006
   John D. Abernathy, Chairman
   Milton L. Scott
   David R. A. Steadman
The Compensation Committee. The members of the Compensation Committee are Robert W. Frickel, Chairman, and John D. Abernathy. During 2005, Robert M. Davies, a former director, served on the Compensation Committee until December 2005, when he resigned as a director. The Compensation Committee held two meetings in 2005. The Board adopted a Compensation Committee charter on November 2, 2005, which is posted on the Company’s website at www.sterlingconstructionco.com.
The Compensation Committee oversees senior level compensation arrangements and has particular responsibility to —
•	review and approve any corporate goals and objectives relating to the chief executive officer’s compensation;

•	evaluate the chief executive officer’s performance in light of those corporate goals and objectives;

•	either as a committee or together with the other independent directors (as directed by the Board), to determine and approve the compensation of the chief executive officer and other senior officers, and together with the boards of directors of the Company’s subsidiaries, to determine and approve the compensation of their senior officers;

•	either as a committee or together with the other independent directors (as directed by the Board), to review and approve any employment agreements, severance arrangements, change-in-control arrangements or special or supplemental employee benefits, and any material amendments to the foregoing, that are applicable to senior officers and, together with the boards of directors of the Company’s subsidiaries, that are applicable to their senior officers;

•	either as a committee or together with the other independent directors (as directed by the Board), to administer the Company’s stock plans and make grants of stock options and other awards as provided in those plans;

•	make recommendations to the Board regarding incentive compensation plans and equity-based plans for other senior officers and those of the Company’s subsidiaries;

•	advise the Corporate Governance & Nominating Committee on the compensation of directors, including the chairman of the board and the chairpersons of the committees of the Board; and

•	provide the report of the Compensation Committee on Executive Compensation for inclusion in the annual proxy statement pursuant to the rules and regulations of the SEC.

Report of the Compensation Committee on Executive Compensation.
This report has been prepared by the Compensation Committee of the Board and addresses the Company’s compensation policies with respect to the Chief Executive Officer and executive officers of the Company in general for 2005. All members of the Committee are “independent” under the applicable standards of The Nasdaq Stock Market. During 2005 the Company had no operating business of its own, but was a holding company of other operating businesses.
Compensation Policy. The overall intent of the Compensation Committee is to establish levels of compensation that provide appropriate incentives to executive officers to command a high level of individual performance and thereby increase the value of the Company to its stockholders, and that are sufficiently competitive to attract and retain the skills required for the success and profitability of the Company. The principal components of executive compensation are salary, bonus and stock options. All of the executive officers of the Company are compensated under employment agreements described below under the heading Executive Compensation — Employment Contracts & Termination of Employment and Change-in-Control Arrangements.
Chief Executive Officer’s Compensation. Mr. Manning received compensation in 2005 under his July 2004 amended employment agreement with the Company and Sterling General, Inc., or SGI, which is the general partner of Texas Sterling Construction, L.P., or TSC. The level of his compensation was determined to be appropriate by the members of the Committee serving at the time based on an analysis of compensation for executives with similar responsibilities at companies of similar size within the heavy civil construction industry together with an evaluation of the nature of the position; the expertise and responsibility that the position requires; Mr. Manning’s extensive experience in the construction industry; the generally strong performance of TSC during prior years and the subjective judgment of the members of the Committee of what is a reasonable level of compensation.
Other Executive Officers. In considering the compensation for Mr. Harper under his July 2004 amended employment agreement with the Company and SGI, and Mr. Hemsley’s compensation under his July 13 employment agreement with the Company, the Committee followed similar benchmarking and evaluation processes to those applied to Mr. Manning’s compensation.
Salary. Since all of the Company’s executive officers are long-term employees of the Company or of TSC and its predecessors, their salaries in 2005 were based on the benchmarking procedures described above in respect of Messrs. Manning, Harper and Hemsley, the level of their prior salaries, and the subjective judgment of the members of the Compensation Committees as to the value of the executive’s past contribution and potential future contribution to the business.
Bonuses. Bonuses are designed to provide additional incentive to executive officers, including the chief executive officer, to increase the Company’s profitability. Accordingly their bonuses are based on achieving and exceeding Board-established levels of defined earnings before interest, taxes and depreciation, and in the case of Mr. Hemsley also on the extent of special tasks undertaken during the year. See Executive Compensation, below.
Stock Options. The Committee believes that stock ownership by executive officers is important in aligning management’s and stockholders’ interests in the enhancement of stockholder value over the long term and/or in providing an incentive to remain in the Company’s employ. The exercise price of all outstanding stock option grants is equal to the market price of the common stock on the date of grant. In 2005, options were granted to certain executives in recognition of their past performance.
Submitted by the members of the Compensation Committee on April 7, 2006
   Robert W. Frickel, Chairman
   John D. Abernathy
The Corporate Governance & Nominating Committee. The members of the Corporate Governance & Nominating Committee are David R. A. Steadman, Chairman, John D. Abernathy and Milton L. Scott. During 2005, Robert M. Davies, a former director, was a member of the Committee until December 23, 2005, when he resigned as a director. Milton L. Scott was elected a member of the Committee in March 2006,. The Corporate Governance & Nominating Committee, which was established in August 2005, held one meeting in 2005. Each of Messrs. Steadman, Abernathy and Scott is an independent director under Nasdaq standards. The Board adopted a charter for the Committee on November 2, 2005, which is posted on the Company’s website at www.sterlingconstructionco.com.
The Corporate Governance & Nominating Committee assists the Board in fulfilling its responsibility for corporate governance and in particular has the responsibility to —
•	develop and recommend to the Board appropriate corporate governance principles and rules;

•	recommend appropriate policies and procedures to ensure the effective functioning of the Board;

•	identify and nominate qualified candidates for election to the Board and its committees;

•	recommend directors for membership on Board committees;

•	develop and make recommendations to the Board regarding standards and processes for determining the independence of directors under applicable laws, rules and regulations;

•	develop and oversee the operation of an orientation program for new directors and determine whether and what form and level of continuing education for directors is appropriate;

•	periodically review the Company’s Code of Business Conduct & Ethics and Insider Trading Policy to ensure that they remain responsive both to legal requirements and to the nature and size of the business; and

•	set the remuneration for non-employee directors, committee members and committee chairpersons.
Each of the Audit Committee, the Compensation Committee and the Corporate Governance & Nominating Committee is constituted and operates in accordance with the rules of The Nasdaq Stock Market.
Compensation of Directors.
The following table sets forth the standard compensation paid to non-employee directors in 2005.

Annual Fees
Each Director:	$7,500

Each Director at each Annual Meeting of	5,000-share stock option(1)
Stockholders:

Additional Annual Fees
Chairman of the Audit Committee	$7,500

Chairman of the Compensation Committee	$2,500

Chairman of the Corporate Governance & Nominating Committee	$2,500

Meeting Fees (each director)
Regularly-scheduled in-person Board meeting	$1,250

Regularly-scheduled telephonic Board meeting	$1,000

Other telephonic Board meeting	$500

Committee meetings (including the chairman)	$750

(1)	The stock option is granted at the market price on the date of grant, vests in full on the date of grant and expires on the tenth anniversary of the date of grant.
During 2005, non-employee directors did not receive any other compensation for any service provided as a director. All directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board and Board committees. Directors living outside North America, currently only Mr. Mills, have the option of attending regularly-scheduled in-person meetings by telephone, and those who elect to do so are paid an attendance fee as if they had attended in person.
Code of Ethics. The Board has adopted a Code of Business Conduct & Ethics that applies to the Company’s principal executive officer, principal financial officer and principal accounting officer as well as to those employees of its direct and indirect subsidiaries who perform similar functions. The Code of Business Conduct & Ethics is posted on the Company’s website at www.sterlingconstructionco.com.
Compensation Committee Interlocks and Insider Participation.
During 2005, Robert W. Frickel, John D. Abernathy and Robert M. Davies served on the Compensation Committee. Mr. Davies resigned as a director on December 23, 2005. Prior to July 2001, Mr. Davies was an executive officer of the Company. Mr. Steadman, who is a director of the Company, and Mr. Hemsley, who is a director and executive officer of the Company, are each members of the compensation committee of Tech/Ops Sevcon, Inc., but neither of them are executive officers of that company. None of the Company’s executive officers served as a director or member of the compensation committee, or any other committee serving an equivalent function, of any other entity whose executive officers served as a director or member of the Company’s Compensation Committee.
The Board of Directors intends that any transactions with officers, directors and affiliates will be entered into on terms no less favorable to the Company than could be obtained from unrelated third parties and that they will be approved by a majority of the Board who are independent and disinterested with respect to the proposed transaction. The Audit Committee reviews in advance all related-party transactions in excess of $50,000. See the relationship with Mr. Frickel described in Business Relationships Between the Company and its Directors and Officers, below.

STOCK OWNERSHIP INFORMATION
Based on information furnished by the beneficial owners of common stock listed in the following two tables, the Company believes that those beneficial owners have sole investment and voting power over the shares of common stock shown as beneficially owned by them except as indicated otherwise in the footnotes.
The percentages listed in the following two tables assume for each person or group the acquisition of all shares as to which beneficial ownership may be acquired by that person or group within sixty days of March 1, 2006 in accordance with Rule 13d-3(d)(1) of the Exchange Act, but not the acquisition of the shares that could be acquired in that period by any other person or group listed.
Certain Beneficial Owners.
The following table sets forth certain information at March 1, 2006 about the beneficial ownership of shares of the Company’s common stock by each person, other than the Company’s directors and executive officers, known to the Company to own beneficially more than 5% of the outstanding shares of common stock. The address of each of the beneficial holders in the following table is North Atlantic Value LLP, Ryder Court, 14 Ryder Street, London SW1Y 6QB, England.

	Number of
	Outstanding
	Shares of Common	Shares	Total
	Stock	Subject to	Beneficial	Percent
Name of Beneficial Owner	Owned	Purchase *	Ownership	of Class
North Atlantic Smaller Companies Investment Trust plc (“NASCIT”)	870,000 (1)	-0-	870,000	8.29%

Christopher H. B. Mills	870,000 (1)	17,000 (2)	887,000	8.44%

North Atlantic Value LLP	870,000 (1)	-0-	870,000	8.29%

*	Shares as to which beneficial ownership may be acquired within sixty days of March 1, 2006 in accordance with Rule 13d-3(d)(1) of the Exchange Act.

(1)	Each of NASCIT, Mr. Mills and North Atlantic Value LLP claims shared voting and dispositive power over these shares in Amendment No. 2 to a Schedule 13G filed with the SEC on February 10, 2006.

(2)	These shares may be acquired by Mr. Mills under a stock option granted to him by the Company as shown in the following table. Mr. Mills claims sole voting and dispositive power over these shares in Amendment No. 2 to a Schedule 13G filed with the SEC on February 10, 2006.
The following table sets forth information at March 1, 2006 regarding beneficial ownership of the Company’s common stock by each director; the Chief Executive Officer of the Company; the other executive officers of the Company listed in the Summary Compensation Table (below); and all directors and executive officers as a group. The address of each of the individuals listed below is the address of the Company.

	Number of
	Shares of
	Outstanding	Option and/or
	Common	Warrant Shares	Total
	Stock	Subject to	Beneficial	Percent of
Name of Beneficial Owner	Owned	Purchase*	Ownership	Class
John D. Abernathy	8,996	95,166	104,162	0.98%
Robert W. Frickel	62,000	17,000	79,000	0.75%
Joseph P. Harper, Sr.	681,367	138,275	819,642	7.71%
Maarten D. Hemsley	80,888	438,924	519,812	4.75%
Patrick T. Manning	207,000	29,380	236,380	2.25%
Christopher H. B. Mills	870,000 (1)	17,000 (1)	887,000	8.44%
Milton L. Scott	-0-	-0-	-0-	N/A
David R. A. Steadman	14,000	5,000	19,000	0.18%
All directors and executive officers as a group (9 persons)	1,938,411	761,745	2,700,156	24.06%

*	Shares as to which beneficial ownership may be acquired by the person or group within sixty days of March 1, 2006 in accordance with Rule 13d-3(d)(1) of the Exchange Act.
(1)	These are the same 870,000 and 17,000 shares shown in the table entitled “Certain Beneficial Owners” above.
Section 16(a) Beneficial Ownership Reporting Compliance.
Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of the Company’s equity securities, or Insiders, to file reports with the SEC of beneficial ownership and certain changes in beneficial ownership on Forms 3, 4 and 5 and to furnish the Company with copies of those reports.
Based solely upon a review of Forms 3 and 4 and amendments to them furnished to the Company during 2005, any Forms 5 and amendments thereto furnished to the Company relating to 2005, and any written representations that no Form 5 is required, all Section 16(a) filing requirements applicable to the Company’s Insiders were satisfied except as follows:
Mr. Harper did not timely file a Form 4 covering his acquisition of a convertible note in December 2001. Beneficial ownership of this derivative security was reported on a Form 4 filed in January 2005.
Mr. Frickel did not timely file a Form 4 covering his exercise of an option to convert a promissory note into common stock in December 2004. Beneficial ownership of the shares so acquired was reported on a Form 4 filed in February 2005.
Mr. Mills did not timely file a Form 4 covering the grant of a stock option to him in May 2005. Beneficial ownership of this derivative security was reported on a Form 4 filed in June 2005.
Mr. Hemsley did not timely file a Form 4 covering the grant of a stock option to him in July 2005. Beneficial ownership of this derivative security was reported on a Form 4 filed in November 2005.
EXECUTIVE COMPENSATION
Summary Compensation Table.
The following table sets forth all compensation awarded to, earned by or paid to the Chief Executive Officer and other executive officers of the Company who were serving at the end of 2005 and whose total annual salary and bonus in 2005 exceeded $100,000.

					Long-Term
		Annual Compensation			Compensation
Name				Other	Securities	All Other
and				Annual	Underlying	Com-
Principal Position	Year	Salary	Bonus*	Compensation	Options/SAR’s	pensation (4)
Patrick T. Manning(1)	2005	$240,000	$365,000	$28,200	11,500	$2,215
Chairman of the Board	2004	$225,496	$179,873	$12,850	13,500	—
& Chief Executive	2003	$200,000	$300,000	$12,850	3,500	—
Officer

Joseph P. Harper, Sr.(2)	2005	$215,000	$340,000	$30,850	11,500	$6,450
President & Chief	2004	$196,718	$173,776	$12,850	13,500	$5,919
Operating Officer	2003	$187,308	$300,000	$12,850	3,500	$5,205

Maarten D. Hemsley(3)	2005	$108,067	$125,000	$7,660	2,800	$3,242
Chief Financial Officer	2004	$88,269	—	$4,500	5,000	$2,550
	2003	$88,651	—	$4,500	—	—

*	Bonuses, if any, are calculated and approved in the first quarter of the year following the year to which they relate. As a result, the bonuses for 2005 were approved in March of 2006.

(1)	The Company entered into a three-year employment agreement with Mr. Manning effective July 18, 2004, as amended, under which he is paid an annual base salary of $240,000. Other annual compensation in 2005 consists of a one-time country club fee of $16,000, country club dues of $3,800 and a car allowance of $8,400.

(2)	The Company entered into a three-year employment agreement with Mr. Harper effective July 18, 2004, as amended, under which he is paid an annual base salary of $215,000. Other annual compensation in 2005 consists of country club dues of $4,450, a payment of $18,000 for unused vacation time and a car allowance of $8,400.

(3)	The Company entered into a two-year employment agreement with Mr. Hemsley effective July 18, 2005 under which he is paid an annual base salary of $135,000. Other annual compensation in 2005 consists of the payment by the Company of Mr. Hemsley’s annual long-term disability insurance premium and life insurance premium.
(4)	All other compensation includes employer contributions under the Company’s 401(k) plan.
Stock Option Grants in the Last Fiscal Year.
The following table shows options to acquire common stock that were granted in 2005 pursuant to the Company’s 2001 Stock Incentive Plan by the Board of Directors to the individuals named above in the Summary Compensation Table.

					Potential Realizable
					Value at Assumed
					Annual Rates of Stock
					Price Appreciation for
	Individual Grants				Option Term
	Number of	% of Total
	Securities	Options
	Underlying	Granted to
	Options	Employees in	Exercise Price	Expiration
Name	Granted (#)	2005	($/Share)	Date	5%	10%
Patrick T. Manning	10,000	8.5%	$9.69	7/18/2010	$26,772	$59,158
	1,500	1.3%	$16.78	9/12/2010	$7,087	$15,696
Joseph P. Harper, Sr.	10,000	8.5%	$9.69	7/18/2010	$26,772	$59,158
	1,500	1.3%	$16.78	9/12/2010	$7,087	$15,696
Maarten D. Hemsley	2,800	2.3%	$9.69	7/18/2010	$7,496	$16,564
Options to acquire 117,600 shares of common stock were granted to employees during 2005. The options to acquire 10,000 shares of common stock granted to Messrs. Manning and Harper, and the option to acquire 2,800 shares of common stock granted to Mr. Hemsley, vest in full on July 18, 2007. The options to acquire 1,500 shares of common stock granted to Messrs. Manning and Harper vest in five equal installments on the first five anniversaries of the date of grant. The vesting of all of the options granted to Messrs. Manning, Harper and Hemsley is accelerated in the event of a change in control of the Company, as defined in the 2001 Stock Incentive Plan.
Aggregate Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values.
During 2005, none of the individuals named above in the Summary Compensation Table exercised any of their options.
The following table sets forth certain information based on the fair market value of a share of common stock at December 30, 2005 ($16.83), the last trading day of the year, with respect to stock options held on that date by each of the individuals named above in the Summary Compensation Table. The “value” of unexercised in-the-money options is the difference between the $16.83 market value of the common stock subject to the options at December 30, 2005 and the exercise price of the option shares.

	Number of Securities Underlying		Value of Unexercised In-the-Money
	Unexercised Options at		Options at
	December 31, 2005		December 31, 2005
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Patrick T. Manning	7,160	28,450	$106,000	$308,648

Joseph P. Harper, Sr.	10,701	24,999	$157,774	$256,875

Maarten D. Hemsley	438,924	5,300	$6,751,800	$54,317
Equity Compensation Plan Information.
The following table contains information at December 31, 2005 about the number of shares of the Company’s common stock that is subject to outstanding options, warrants and rights to acquire common stock under the Company’s stock plans and under individual compensation arrangements, and the number of shares remaining available for issuance under those plans and arrangements.

			Number of securities
			remaining available for
			future issuance under
			equity compensation
	Number of Securities to be	Weighted-average	plans, excluding
	issued upon exercise of	exercise price of	securities
	outstanding options,	outstanding options,	reflected in
Plan Category	warrants and rights	warrants and rights	column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders:	1,141,647	$2.54	75,880 (1)

Equity compensation plans not approved by security holders:	84,420 (2)	$2.75	- 0 -

Total:	1,226,067	$2.55	75,880

(1)	On March 17, 2006, the Board terminated the Company’s 1998 Stock Incentive Plan with respect to future grants or awards, with the result that only 24,880 shares remain available for future issuance under the remaining equity compensation plan of the Company, the 2001 Stock Incentive Plan. See Amendment of the 2001 Stock Incentive Plan (Proposal 2), above.

(2)	These shares are subject to purchase under two currently outstanding individual stock option grants out of a total of eight grants made in August 1991 to certain persons who were then directors of the Company, one of whom is still a director of the Company. The grants were not approved by stockholders. Each of the stock options outstanding at December 31, 2005 is fully exercisable at $2.75 per share and expires on June 13, 2007.
Employment Contracts; Termination of Employment; and Change-in-Control Arrangements.
Patrick T. Manning. Mr. Manning is Chairman of the Board and Chief Executive Officer of the Company and President and Chief Executive Officer of Sterling General, Inc., or SGI, the general partner of TSC, under an employment agreement dated July 18, 2004, as amended on November 2, 2005. The term of Mr. Manning’s employment under the agreement continues until July 18, 2007, followed by additional one-year terms if the Company gives him at least 90 days’ notice to extend the agreement prior to the end of the term, and if Mr. Manning has not already given 180 days’ notice of his intention to resign. Failure to extend the original three-year term of the agreement and any one-year extended term gives Mr. Manning “good reason” to terminate his employment agreement (as discussed below).
The agreement provides for the payment to Mr. Manning of a base annual salary of $240,000. Mr. Manning is also entitled to an annual bonus of $125,000 for any fiscal year during which TSC, on a consolidated basis, achieves 75% or more of its budgeted defined earnings before interest, taxes and depreciation. Annual budgets are subject to the approval of the boards of directors of both TSC and the Company. An additional incentive bonus of up to a maximum of 100% of his base annual salary is payable to Mr. Manning based on the extent by which (if at all) TSC’s consolidated defined earnings before interest, taxes and depreciation for a given year exceeds the amount budgeted, provided that the excess is at least 10%. The additional incentive bonus, however, is subject to a cap that has the effect of limiting, on a pro rata basis, the additional incentive bonuses payable to certain executive officers of SGI (including Mr. Manning) to 30% of the amount of the excess defined earnings before interest, taxes and depreciation. Mr. Manning’s bonuses for the last three years are listed above in the Summary Compensation Table. As of the effective date of the employment agreement and on its first two anniversaries, the Company is obligated to grant Mr. Manning an employee stock option to purchase 10,000 shares of our common stock at an exercise price equal to the fair market value of a share of common stock on the date of the grant. Each option expires five years from its date of grant and vests in full on July 18, 2007, the end of the three-year term of the employment agreement. Mr. Manning is also entitled to a car allowance, paid vacation time and participation in Company health, bonus and other fringe benefit plans.
If Mr. Manning terminates his employment for “good reason” (as defined in the agreement), the Company must continue to pay him his annual base salary for the balance of the term of the agreement, but in any event for at least 12 months. If the Company terminates Mr. Manning’s employment without “good cause” (as defined in the agreement), it must continue to pay him his annual base salary until the earlier of the expiration of the term of the agreement (including any extensions thereof) or until he ceases to be subject to the non-competition and non- solicitation obligation described below. If Mr. Manning terminates his employment without good reason, if the Company terminates his employment for good cause, or in the event of his death or permanent disability, the Company is only required to pay him his base annual salary and any vested benefits through the date of termination.

The options granted to Mr. Manning under the employment agreement will continue in effect until they expire or are exercised notwithstanding his termination of employment, unless the Company terminates Mr. Manning’s employment for good cause, in which case the options will terminate on the date that Mr. Manning’s employment terminates.
Mr. Manning is also subject to non-competition and non-solicitation provisions for a period of one or two years after termination of employment depending on the reason for the termination, along with ongoing confidentiality requirements. If the termination of Mr. Manning’s employment is by the Company without good cause or by Mr. Manning for good reason, the Company’s payment obligations described below and the non-competition and non-solicitation obligations continue for one year. If the termination of his employment is by the Company for good cause or by Mr. Manning without good reason, the Company’s payment obligations and the non-compete and non-solicitation obligations continue for two years. The agreement provides for a payment to Mr. Manning after his employment terminates of $1,000 per month in exchange for his obligation not to compete with the Company or TSC and not to solicit their customers, clients or employees during the applicable period. In the event Mr. Manning’s employment is terminated by the Company without good cause, Mr. Manning may elect to forego the monthly payments and be free of any non-compete and non-solicitation obligations. In the event Mr. Manning terminates the agreement because of a “change in control” (as defined in the agreement), the Company is under no obligation to make the payments, and Mr. Manning is not subject to the non-competition or non-solicitation obligations. By their terms, the vesting of all of Mr. Manning’s stock options is accelerated in the event of a change in control of the Company.
Joseph P. Harper, Sr. Mr. Harper is President and Chief Operating Officer of the Company and Treasurer of SGI under a three-year employment agreement identical to Mr. Manning’s except that his base annual salary is $215,000 and he is entitled to take 18 weeks of vacation with the right to extend or reduce that vacation time by foregoing or receiving additional annual base salary at the rate of $4,000 per week. By their terms, the vesting of all of Mr. Harper’s stock options is accelerated in the event of a change in control of the Company. Mr. Harper’s bonuses for the last three years are listed above in the Summary Compensation Table.
Maarten D. Hemsley. Mr. Hemsley is the Company’s Chief Financial Officer under a two-year employment agreement that is substantially similar to Mr. Manning’s, except that his base annual salary is $135,000, his maximum regular bonus is $50,000, any additional bonus is in the discretion of the Compensation Committee of the Board and is limited to a maximum of $75,000 and his annual stock option grant is 2,800 shares of common stock. Mr. Hemsley’s bonuses for the last three years are listed above in the Summary Compensation Table. The agreement provides for long-term disability coverage and a minimum of $100,000 of term life insurance coverage. Unlike the employment agreements of Messrs. Manning and Harper, if Mr. Hemsley terminates his employment within 30 days after a “change in control” (as defined in the agreement), Mr. Hemsley is entitled to accelerated vesting of all his stock options and the payment of any bonus that is earned but has not been paid on the date of termination.

PERFORMANCE GRAPH
The following graph compares the percentage change in the Company’s cumulative total stockholder return on its common stock for the last five years with (i) the Dow Jones Total Return Index, a broad market index, and (ii) the Dow Jones Heavy Construction Index, a group of companies whose marketing strategy is focused on a limited product line, such as civil construction, over the same period. Both indices are published in The Wall Street Journal.
The returns are calculated assuming the value of an investment of $100 in the Company’s common stock and in each index at the Company’s 1999 fiscal year-end and that all dividends were reinvested into additional shares of common stock; however, the Company paid no dividends during the periods shown. The graph lines merely connect the beginning and end of the periodic measuring dates and do not reflect fluctuations between those dates. The historical stock performance shown on the graph is not intended to, and may not be indicative of, future stock performance.’

	Dow Jones – Heavy	Dow Jones – Total	Sterling Construction
Year	Construction Index	Return Index	Company, Inc.

2000	100	100	100
2001	105	88	185
2002	88	69	192
2003	120	90	498
2004	146	100	570
2005	211	107	1,849
BUSINESS RELATIONSHIPS BETWEEN THE COMPANY AND ITS DIRECTORS AND OFFICERS
In January 2003, members of management, including Joseph P. Harper, Sr. ($70,000) and Maarten D. Hemsley ($25,000) loaned an aggregate of $250,000 to Steel City Products for working capital. Under the original terms of the loan, interest at an annual rate of 10% per annum was paid monthly, with a maturity date of July 2003. The maturity date was later extended to December 2003 with the addition of the Company’s guarantee of the notes and was extended again through June 2004 with an increase in the interest rate to 12% per annum. These notes were repaid in full in three installments in January and February 2005.
From January 2001 until May 2002, Mr. Hemsley provided consulting services to, and since May 2002 has been an employee of, JO Hambro Capital Management Group Limited as Fund Manager of Leisure & Media Venture Capital Trust plc, and since February 2005 as a Senior Fund Manager of its Trident Private Equity II investment fund, neither of which funds was or is an investor in the Company or any of its affiliates. JO Hambro held 10.7% of our outstanding capital stock at December 31, 2005.

Mr. Frickel is President of R.W. Frickel Company, P.C., an accounting firm based in Michigan that performs certain accounting and tax services for the Company. Fees paid or accrued to R.W. Frickel Company for 2005 were approximately $113,000.
In July 2005, Patrick T. Manning married Amy Peterson, the sole beneficial owner of Paradigm Outdoor Supply, LLC and Paradigm Outsourcing, Inc., both of which are women-owned business enterprises. The Paradigm companies have provided materials and services to the Company and to other contractors for many years. From July 2005, when Ms. Peterson and Mr. Manning were married, through December 31, 2005, the Company paid approximately $6.0 million to the Paradigm companies for materials and services. The Audit Committee of the Board approved all purchases from the Paradigm companies for that period.
Joseph P. Harper, Jr., the son of Joseph P. Harper, Sr., President and Chief Operating Officer, is employed as the Chief Financial Officer of Sterling General, Inc., the general partner of TSC, and received a salary and bonus in respect of the 2005 fiscal year of approximately $235,000.
On January 27, 2006 the Company prepaid in full the $8.5 million of outstanding principal amount, together with accrued interest, of the Company’s five-year, 12% promissory notes. Cash payments consisting of principal and accrued interest were made to the following note holders, among others:

Name	Amount

Patrick T. Manning	$321,459
James D. Manning	$1,872,047
Joseph P. Harper, Sr.	$2,661,159
Maarten D. Hemsley	$182,836
Joseph P. Harper, Jr.	$118,750
INDEPENDENT AUDITOR INFORMATION
A representative of our independent auditors, Grant Thornton LLP, is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she wishes and will be available to respond to appropriate questions from stockholders.
The following table sets forth the aggregate fees billed to the Company in respect of the years ended December 31, 2005 and 2004 by Grant Thornton.

		Percentage		Percentage
		Approved by the		Approved by the
Fee Category	2005	Audit Committee	2004	Audit Committee
Audit Fees:	$208,000	100%	$210,000	100%
Audit-Related Fees:	$259,300	100%	—	N/A
Tax Fees:	—	NA	—	NA
All Other Fees:	—	NA	$20,000	100%
The Audit Fees category in 2005 and 2004 includes the fees for the separate audit of Sterling Houston Holdings, Inc., the consolidated audit of the Company and resolution of issues that arose during the audit process.
The Audit-Related Fees category in 2005 includes work in connection with the Company’s January 2006 public offering of common stock, the acquisition of a group of related companies that was not ultimately consummated and compliance with the Sarbanes-Oxley Act of 2002.
As indicated in the table, Grant Thornton does not perform any tax work for the Company.
The All Other Fees category in 2004 covered a review of the transactions in which stockholders of Sterling Houston Holdings, Inc. exercised their right to put their remaining shares of that company to the Company, and other matters. The Audit Committee determined that services provided in 2004 in the All Other Fees category did not impair the independence of Grant Thornton.
Audit and Non-Audit Service Approval Policy.
In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, the Audit Committee has adopted a policy that it believes will result in an effective and efficient procedure to approve services of the Company’s independent auditors.
Audit Services. Audit services include the annual financial statement audit (including quarterly reviews) and other procedures required to be performed by the independent auditors so that they are able to form an opinion on the

Company’s financial statements. The Audit Committee annually approves specified audit services engagement terms and fees and other specified audit fees. All other audit services must be specifically pre-approved by the Audit Committee. The Audit Committee monitors the audit services engagement and may approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope or other items.
Audit-Related Services. Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, which historically have been provided by our independent auditors, and are consistent with the SEC’s rules on auditor independence. The Audit Committee annually approves specified audit-related services within established fee levels. All other audit-related services must be pre-approved by the Audit Committee.
Tax Fees. Our independent auditors do not provide tax services to the Company.
All Other Services. Other services are services provided by our independent auditors that do not fall within the established audit, audit-related and tax services categories. The Audit Committee may pre-approve specified other services that do not fall within any of the specified prohibited categories of services.
Procedures.
All requests for services that are to be provided by our independent auditors, which must include a detailed description of the services to be rendered and the amount of corresponding fees, are submitted to both the President and the Chairman of the Audit Committee. The Chief Financial Officer authorizes services that have been approved by the Audit Committee within the pre-set limits. If there is any question as to whether a proposed service fits within an approved service, the Chairman of the Audit Committee is consulted for a determination. The Chief Financial Officer submits to the Audit Committee any requests for services that have not already been approved by the Audit Committee. The request must include an affirmation by the Chief Financial Officer and the independent auditors that the request is consistent with the SEC’s rules on auditor independence.
SUBMISSION OF STOCKHOLDER PROPOSALS
Any proposal that a stockholder intends to present at the 2007 Annual Meeting of Stockholders must be submitted to the Secretary of the Company no later than January 1, 2007 in order to be considered timely received.
By Order of the Board of Directors
Roger M. Barzun, Secretary

STERLING CONSTRUCTION COMPANY, INC.
ANNUAL MEETING OF STOCKHOLDERS
May 10, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
The undersigned, having received a Notice of the Annual Meeting of Stockholders of Sterling Construction Company, Inc. (the “Company”) to be held on May 10, 2006 at 2:00 p.m. local time at the Company’s offices at 20810 Fernbush Lane, Houston, Texas 77073 or at any adjournment thereof (the “Annual Meeting”) and the Board of Directors’ proxy statement therefor; and revoking all prior proxies hereby appoint(s) Patrick T. Manning, Joseph P. Harper, Sr. and Karen A. Stempinski, and each of them (with full power of substitution) as proxies of the undersigned to attend the Annual Meeting and any adjourned sessions thereof and there to vote and act upon the following matters in respect of all shares of common stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.
Attendance of the undersigned at the Annual Meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate at the Annual Meeting the intention of the undersigned to vote said shares in person. If the undersigned holds any shares in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every one of those capacities as well as individually.

☑	Please mark your votes as in this example.
The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any election to office or proposal specified below, this proxy will be voted FOR the election to office or proposal. None of the matters to be voted on is conditioned on, or related to, the approval of any other matter. All proposals are made by the Company.
1.	Election of three Class II directors (or if the nominee is not available for election, a substitute designated by the Board of Directors).

Nominees	Class	Term
John D. Abernathy	II	Three years
Robert W. Frickel	II	Three years
Milton L. Scott	II	Three years

FOR ALL NOMINEES	☐

WITHHOLD FROM ALL NOMINEES	☐

☐

INSTRUCTION: To withhold authority for any individual nominee, write the nominee’s name in the space provided above.

2.	Approval of the amendment of the Company’s 2001 Stock Incentive Plan to increase the shares that may be issued under the Plan from 500,000 shares to 1,000,000 shares.

FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	Ratification of the selection of Grant Thornton LLP as the Company’s independent auditors.

FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	In their discretion, the named proxies are authorized to vote upon any other matters that may properly come before the Annual Meeting, or any adjournment thereof.

FOR ☐	AGAINST ☐	ABSTAIN ☐
If you wish to vote in accordance with the recommendations of the Board of Directors, you need only sign and date this proxy on the reverse side — you do not need to mark any boxes.
CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.
Please sign exactly as your name appears on this proxy. Joint owners should both sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature:	Date:

Signature:	Date:

PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THIS PROXY USING THE ENCLOSED ENVELOPE.

Appendix
Sterling Construction Company, Inc.
(Formerly known as Oakhurst Company, Inc.)
2001 Stock Incentive Plan
1.	2001 Stock Incentive Plan Purpose. The purpose of this 2001 Stock Incentive Plan (the “Plan”) of Oakhurst Company, Inc., a Delaware corporation (the “Company”) is to advance the interests of the Company’s shareholders by enhancing the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing those persons with opportunities for equity ownership and performance-based incentives and thereby to better align the interests of those persons with those of the Company’s shareholders. Except where the context otherwise requires, the term “Company” shall include any of Oakhurst Company, Inc.’s present or future subsidiary corporations as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code.”)
2.	Eligibility. All of the Company’s employees, officers, directors, consultants and advisors are eligible to be granted options, restricted stock, or other stock-based awards (each, an “Award”) under the Plan. Any person who has been granted an Award under the Plan shall be deemed a “Participant.”

3.	Administration & Delegation.
3.1	Administration by the Board of Directors. The Plan will be administered by the Board of Directors of the Company (the “Board.”) The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. No member of the Board shall be liable for any action or determination relating to the Plan, and no director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination under the Plan made in good faith. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

3.2	Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (each a “Committee.”) So long as the Company’s common stock (the “Common Stock”) is registered under the Securities Exchange Act of 1934 (the “Exchange Act,”) the Board shall appoint one such Committee of not less than two members, each member of which shall be a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. All references in the Plan to the “Board” shall mean the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to a Committee.
4.	Stock Available for Awards.
4.1	Number of Shares. Subject to adjustment under Section 4.3, Awards may be made under the Plan for up to 1,000,000 shares of Common Stock. If any Award (a) expires; (b) is terminated, surrendered or canceled without having been fully exercised; or (c) is forfeited in whole or in part or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan, subject, however, in the case of Incentive Stock Options (as hereinafter defined) to any limitation required under the Code. Shares issued under the Plan may consist in whole or in part of authorized but un-issued shares or treasury shares.

4.2	Per-Participant Limit. Subject to adjustment under Section 4.3, the maximum number of shares with respect to which an Award may be granted to any participant under the Plan shall be 350,000 per calendar year. The per-participant limit described in this Section 4.2 shall be construed and applied consistently with Section 162(m) of the Code.

4.3	Adjustment to Common Stock. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, (a) the number and class of securities available under this Plan; (b) the number and class of security and exercise price per share subject to each outstanding Option (as hereinafter defined); (c) the repurchase price per security subject to each outstanding Restricted Stock Award (as hereinafter defined); and (d) the terms of each other outstanding stock-based Award shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is necessary and appropriate. In the event of a conflict between the provisions of this Section 4.3 and any action taken by the Board pursuant to Section 9.2, the action taken by the Board pursuant to Section 9.2 shall take precedence.
5.	Stock Options.
5.1	General. The Board may grant options to purchase Common Stock (each, an “Option”) and may determine (a) the number of shares of Common Stock to be covered by each Option; (b) the exercise price of each Option; and (c) the terms, conditions and limitations applicable to the exercise of each Option, including such conditions relating to applicable federal or state securities laws as it considers necessary, appropriate or advisable. An Option that is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Non-Statutory Stock Option.”

5.2	Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of the Company and shall be subject to, and shall be construed consistently with, the requirements of Section 422 of the Code. The Company shall have no liability to a Participant or any other party if an Option (or any part thereof) that is intended to be an Incentive Stock Option is for any reason not an Incentive Stock Option.

5.3	Exercise Price. The Board shall establish the exercise price at the time each Option is granted and shall specify it in the applicable option agreement.

5.4	Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement.

5.5	Exercise of Options. Options may be exercised only by delivery to the Company of a written notice of exercise signed by the Participant or other person authorized to do so on behalf of the Participant together with payment in full for the number of shares being purchased in the manner set forth in Section 5.6.

5.6	Payment Upon Exercise. The purchase price of Common Stock purchased pursuant to the exercise of an Option shall be paid in cash or by check payable to the order of the Company except to the extent that any other method of payment is permitted by the terms of a particular option agreement or generally as to all Options by the Board. If the Common Stock is registered under the Exchange Act, payment of the purchase price may also be made by delivery of an irrevocable and unconditional undertaking by a credit worthy broker to deliver promptly to the Company sufficient funds to pay the exercise price, or delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a credit worthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price.

6.	Restricted Stock.
6.1	Grants. The Board may grant Awards entitling the recipients to acquire shares of Common Stock subject to the right of the Company to repurchase all or some of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost to the recipient) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award (each a “Restricted Stock Award.”)

6.2	Terms and Conditions. The Board shall determine the terms and conditions of any Restricted Stock Award including the conditions for repurchase or forfeiture and the issue price, if any. Any one or more stock certificates issued to cover a Restricted Stock Award shall be registered in the name of the Participant. Unless otherwise determined by the Board, the Participant shall deposit such certificates together with a stock power endorsed in blank by the Participant with the Company or its designee. At the expiration of a restriction period, the Company (or such designee) shall deliver to the Participant the certificate representing shares that are no longer subject to restrictions. If the Participant has died, the certificate shall be delivered to the beneficiary designated by the Participant to receive amounts due to, or to exercise the rights of, the Participant in the event of his or her death (the “Designated Beneficiary.”) The manner of such designation shall be determined by the Board. In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant’s estate.
7.	Other Stock-Based Awards. The Board shall have the right to grant other Awards based upon the Common Stock having such terms and conditions as the Board may determine, including the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights.
8.	General Provisions Applicable to Awards.
8.1	Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except (a) by will or the laws of descent and distribution; or (b) to immediate family members to the extent permitted by applicable laws, provided that the transferee delivers to the Company a written instrument agreeing to be bound by all of the terms of the Award as if the transferee were the person to whom it was granted. “Immediate family members” shall consist only of a person’s spouse, parent, issue or any spouse of any such parent or issue (including issue by adoption), or a trust established for the benefit of a person’s spouse, parent, issue or any spouse of any such parent or issue (including issue by adoption.) During the lifetime of the Participant, Awards shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees; provided however, irrespective of any such transfer or assignment of an option, the Company shall only be obliged to send notices with respect to such option to the original grantee thereof, or in the event of the Participant’s death or disability, to his or her personal representative.

8.2	Documentation. Each Award under the Plan shall be evidenced by a written instrument in such form as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

8.3	Board Discretion. Except as otherwise provided by the Plan, each type of Award may be made alone, or in addition or in relation to any other type of Award. The terms of each type of Award need not be identical, and the Board need not treat Participants uniformly.

8.4	Termination of Status. The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant or the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award.

8.5	Assumption of Options Upon Certain Events. The Board may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company as a result of a merger or consolidation of the employing entity with the Company or the acquisition by the Company of property or stock of the employing entity. Each substitute Award shall be granted on such terms and conditions as the Board considers appropriate in the circumstances.

8.6	Withholding. Each Participant shall pay to the Company, or make provision satisfactory to the Board for payment of any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. The Board may allow Participants to satisfy such tax obligations in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their fair market value as determined by the Board in good faith. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to such Participant.

8.7	Amendment of Award. The Board may amend, modify or terminate any outstanding Award, including by (a) substituting therefor another Award of the same or a different type; (b) changing the date of exercise or realization; and/or (c) by converting an Incentive Stock Option to a Non-Statutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

8.8	Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (a) all conditions of the Award have been met or removed to the satisfaction of the Company; (b) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations; and (c) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

8.9	Acceleration. The Board may at any time provide that (a) any Option shall become immediately exercisable in full or in part; (b) any Restricted Stock Award shall be free of some or all restrictions; or (c) any other stock-based Award may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.
9.	Change in Control.
9.1	A “Change in Control of the Company” shall occur or be deemed to have occurred only if one of the following events occurs:
(a)	any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (i) the Company; (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company; or (iii) any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(b)	during any period of two consecutive years ending during the term of the Plan (not including any period prior to the adoption of the Plan,) individuals who at the beginning of such period constituted the Board of Directors of the Company together with any new director (other than a new director designated by a person who has entered into an agreement with the Company to effect any transaction described in Section 9.1 (a), (c) or (d)) whose election by the Board of Directors or nomination for election by the

Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were either directors at the beginning of the period or whose election or whose nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors;
(c)	the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as defined in Section 9.1(a),above) acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

(d)	the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.
9.2	Consequences of a Change in Control of the Company. Upon the occurrence of a Change in Control of the Company or the execution by the Company of any agreement which results in a Change in Control of the Company, the Board shall take one or more of the following actions with respect to then outstanding Awards:
(a)	Provide that such Awards shall be assumed, or equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof;) provided however, that any stock options substituted for Incentive Stock Options shall to the extent that it is reasonably practical to do so, be made to satisfy (in the determination of the Board) the requirements of Section 424(a) of the Code, but if a substituted option shall fail for any reason to satisfy such requirements, such Option shall become a non-statutory stock option;

(b)	In the event of a transaction resulting in a Change in Control of the Company under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such transaction (the “Acquisition Price,”) provide that all outstanding Options shall terminate upon consummation of such transaction and that Participants shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (1) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options (whether or not then exercisable), exceeds (2) the aggregate exercise price of such Options; and/or

(c)	Accelerate in full the vesting of such Awards.
10.	Miscellaneous.
10.1	No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as otherwise expressly provided in the such Participant’s Award.

10.2	No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

10.3	Effective Date and Term of Plan. The Plan shall become effective on the date on which it is adopted by the Board. No Awards shall be granted under the Plan after the earlier of the tenth anniversary of (a) the date on which the Plan was adopted by the Board; and (b) the date the Plan was approved by the Company’s shareholders, but Awards granted within such period may extend beyond such tenth anniversary.

10.4	Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment shall be made without stockholder approval if such approval is necessary to comply with any applicable tax or regulatory requirements. Amendments requiring stockholder approval shall become effective when adopted by the Board.

10.5	Governing Law. The provisions of the Plan and all Awards made under the Plan shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any of its applicable conflicts of law provisions.